CODE OF ETHICS & TRADING PRACTICES
CODE OF ETHICS BACKGROUND
Rule 204A-1 under the Investment Advisers Act requires the Firm to adopt and enforce a written Code of Ethics that includes a fiduciary standard of conduct, compliance with applicable federal securities laws, personal securities reporting by Access Persons, prompt reporting of Code violations, and delivery and written acknowledgment of the Code by Supervised Persons.
POLICY STATEMENT
The Firm and its Supervised Persons will act honestly, fairly, and in clients' best interests, consistent with the Firm's fiduciary duties. This Code applies to the Firm's advisory business, including any responsibilities it undertakes as an ETF sub-adviser. Supervised Persons must avoid improper personal benefit, identify and report conflicts of interest, protect confidential information, and comply with applicable securities laws and Firm policies.
The Firm's responsibilities as an ETF sub-adviser are governed by the applicable agreements and operating procedures. This Code applies to the Firm's personnel in performing those responsibilities and does not transfer the ETF investment adviser's responsibilities to the Firm.
IMPLEMENTATION PROCEDURES
All Supervised Persons must follow this Code and promptly consult the Chief Compliance Officer ("CCO") when a proposed activity raises a legal or ethical concern. Violations may result in disciplinary action, including termination. The CCO will review reported concerns, document findings and corrective action, and coordinate with the ETF's designated investment adviser when an issue concerns the ETF or its trading information.
COMPLIANCE WITH LAWS, RULES AND REGULATIONS
Supervised Persons must comply with applicable federal securities laws, the Firm's Compliance Manual, the Code, and procedures applicable to the ETF-related activities they perform. The Firm will provide access to its policies and appropriate training. When uncertain about a requirement, personnel must seek guidance from the CCO before acting.
CONFLICTS OF INTEREST
Supervised Persons must place client interests ahead of their own and promptly disclose actual or potential conflicts to the CCO. A conflict may arise from personal securities holdings, compensation, outside relationships, gifts, access to confidential information, or competing interests involving individual advisory accounts and the ETF.
The Firm will seek to eliminate or appropriately mitigate conflicts and provide required disclosures. Disclosure alone does not excuse conduct inconsistent with the Firm's fiduciary duties. The CCO will determine whether an activity may proceed, whether restrictions are necessary, and what documentation is required.

INSIDER TRADING AND CONFIDENTIAL TRADING INFORMATION
Supervised Persons and Access Persons may not trade securities, recommend trades, or improperly disclose material nonpublic information ("MNPI"). Information may be material when a reasonable investor would consider it important to an investment decision, and nonpublic when it has not been broadly disseminated to the market.
Personnel must also protect confidential, nonpublic information about anticipated ETF portfolio changes, trade recommendations, rebalancing, and transactions in individual client accounts. Such information is not automatically MNPI about an issuer, but it may create trading, front-running, or misuse-of-information conflicts. It must not be used for personal benefit or shared except with persons who need it to perform authorized duties.
A Supervised Person who receives possible MNPI or becomes aware of a potential misuse of confidential trading information must:
•Notify the CCO promptly and identify the source and nature of the information.
•Refrain from trading, recommending, or communicating the affected information except as authorized by the CCO.
•Follow any restricted-list, information-barrier, or personal-trading restrictions imposed by the CCO.
•Cooperate with the CCO's review and any necessary coordination with the ETF's designated investment adviser.
The CCO will assess whether a restriction is warranted and maintain supporting records. A client's or related person's status as an officer, director, or other insider of a public company must be reported to the CCO when known; any resulting restriction will be based on the facts and risk, rather than automatically imposed in every case.
PERSONAL SECURITIES TRADING AND ETF INFORMATION
Access Persons are subject to the Firm's personal securities reporting, preclearance, restricted-list, and other Code requirements. Transactions for clients and the ETF must not be disadvantaged by personal trading. Access Persons may not trade ahead of or otherwise exploit knowledge of pending ETF recommendations or client transactions.
Any ETF-rebalance personal-trading blackout or additional restrictions will be applied under the Firm's Trading Practices and personal securities procedures, with the timing and affected persons clearly communicated by the CCO. ETF-specific restrictions must be coordinated with the ETF's designated investment adviser where required by the sub-advisory arrangement.
REPORTING, ACKNOWLEDGMENT AND OVERSIGHT
Supervised Persons must promptly report known or suspected Code violations to the CCO or, when the matter involves the CCO, to an appropriate senior officer. The Firm will provide the Code and amendments to Supervised Persons and obtain written acknowledgments of receipt.
The CCO will oversee implementation, identify Access Persons, review required personal securities reports and preclearance requests, address conflicts and suspected violations, and maintain records in accordance with Rule 204-2. Where the CCO is also an Access Person, an appropriate independent reviewer will review the CCO's personal securities reports. Detailed reporting periods and exceptions are set out in the Firm's personal securities procedures and must remain consistent with Rule 204A-1.
PERSONAL SECURITIES REPORTING AND PREAPPROVAL
Access Persons must obtain the CCO's prior written approval before acquiring beneficial ownership in an initial public offering or limited offering (including a private placement). The CCO will document the decision and reasons. Personal transactions must not disadvantage client accounts or the ETF.

Each Access Person must submit an initial holdings report within 10 days of becoming an Access Person, with information current as of a date no more than 45 days before that date; an annual holdings report at least once every 12 months, current as of a date no more than 45 days before submission; and quarterly transaction reports no later than 30 days after each calendar quarter. Reports must include the information required by Rule 204A-1 and may be satisfied by qualifying account statements or duplicate confirmations when complete and timely.
Reportable securities include exchange-traded fund shares unless an applicable exception applies. Exceptions include direct obligations of the U.S. government, qualifying money-market instruments and funds, unaffiliated open-end mutual funds, qualifying unit investment trusts, accounts over which the Access Person has no direct or indirect influence or control, and transactions under automatic investment plans, as permitted by Rule 204A-1. The CCO will review reports and resolve apparent conflicts; an appropriate independent reviewer will review the CCO's own reports.
OUTSIDE ACTIVITIES, GIFTS AND CONFIDENTIALITY
Supervised Persons must disclose outside business activities upon engagement and at least annually, and obtain advance written CCO approval for activities that create potential conflicts. Personnel may not misuse business opportunities, confidential client or ETF information, firm property, or proprietary information for personal benefit.
Gifts given to or received from clients, vendors, or business counterparties may not exceed $500 per person annually without prior written CCO approval. Cash or cash-equivalent business gifts are prohibited. Reasonable business entertainment may be permitted with prior CCO approval. Gifts and entertainment must be documented and are subject to periodic CCO review.
REPORTING VIOLATIONS AND NON-RETALIATION
Personnel must promptly report suspected legal, ethical, or Code violations to the CCO or, where the concern involves the CCO, to an appropriate senior officer. Reports will be reviewed promptly, documented, and handled confidentially to the extent practical and lawful. Retaliation against good-faith reporting is prohibited. Nothing in this Code restricts direct communications with regulators or legally protected whistleblowing.
TRADING PRACTICES BACKGROUND AND POLICY
The Firm seeks best execution for transactions within its trading authority, treats advisory clients fairly, and manages conflicts involving separately managed accounts and any ETF portfolios for which it serves as sub-adviser. The respective responsibilities for ETF trade recommendations, execution, brokerage selection, and fund-level compliance are determined by applicable agreements and operating procedures. The Firm will not assume responsibilities assigned to other parties.
BEST EXECUTION AND BROKERAGE
For transactions the Firm executes or directs for individual advisory accounts, the Firm seeks the most favorable overall execution reasonably available under the circumstances. Relevant factors may include execution quality, total transaction costs, price improvement, broker capability, reliability, financial condition, responsiveness, and services provided. Best execution does not necessarily mean the lowest commission or quoted price. The Firm evaluates the brokerage arrangements it uses and documents its periodic review.
Individual advisory account transactions generally are placed through an approved broker-dealer or custodian authorized for the account. If a client directs the use of a particular broker or custodian, the Firm explains material limitations or additional costs where applicable. The Firm coordinates with the ETF's designated investment adviser regarding ETF order submission and execution responsibilities under the applicable agreements; it does not assume that the ETF uses the same brokerage process as separately managed accounts.

INDIVIDUAL ACCOUNT TRADING
•The responsible portfolio manager makes trading decisions based on each client's investment objectives, Investment Policy Statement, restrictions, cash needs, exposures, and tax considerations.
•Before submitting an order, the portfolio manager reviews applicable account restrictions and the proposed security or transaction. Restrictions are maintained in the trading system where supported or checked separately.
•Orders for accounts with similar investment decisions may be aggregated when appropriate and reasonably expected to benefit participating accounts. Allocations are determined fairly and documented before execution where practicable.
•The Firm maintains order, allocation, and execution records required under its Books and Records Policy, including the person recommending and placing the order, account, security, quantity, timing, executing broker, and whether discretion was exercised.
ETF TRADING AND SEPARATION OF RESPONSIBILITIES
The designated portfolio manager makes ETF portfolio recommendations and communicates proposed transactions to the ETF's investment adviser or designated trading personnel in accordance with the applicable arrangements. The responsible trading personnel execute orders and maintain execution records as assigned under those arrangements. The Firm maintains records of its own recommendations, instructions, and related communications.
ETF portfolio recommendations are made in accordance with the applicable investment strategy, portfolio exposures, liquidity and cash requirements, and other relevant investment considerations. The Firm may consider relevant research and risk reports. The timing of portfolio reviews, recommendations, and order submissions may vary based on circumstances and does not establish an automatic trading priority.
ETF AND INDIVIDUAL ACCOUNT ALLOCATION/ CONFLICTS
The ETF and individual client accounts may purchase or sell the same securities. Investment decisions for each portfolio will be based on its investment objectives, restrictions, and portfolio requirements. The Firm will not favor either the ETF or individual client accounts based on fees, assets, business relationships, or other considerations that could create conflicts of interest.
Trade Sequencing and Allocation
When the ETF and individual client accounts purchase or sell the same securities, the Firm will determine the timing and sequencing of its ETF recommendations and individual client account trade submissions based on the investment objectives of each portfolio, market conditions, liquidity, and other relevant considerations.
Neither the ETF nor individual client accounts will automatically receive priority. The Firm may vary the order of trade submissions when appropriate to prevent either group from consistently receiving preferential treatment.
The Firm submits ETF trade recommendations to the ETF's investment adviser or designated trading personnel, who are responsible for execution under the applicable arrangements. The Firm manages trading for individual client accounts within its trading authority.
Trading in Securities Held by Both the ETF and Individual Client Accounts
The Firm does not impose an automatic trading blackout on individual client accounts solely because the ETF is trading the same security. However, the Firm may adjust the timing of transactions when appropriate to address potential conflicts of interest.

When the ETF and individual client accounts trade the same securities, the Firm will consider whether the timing or sequencing of transactions could systematically favor either portfolio.

Trade Allocation
Individual client account orders may be aggregated when appropriate. Participating accounts will receive fair allocations and average execution prices when available and appropriate.
ETF transactions and individual client account transactions executed separately are not presumed to receive the same execution price. Partial fills and limited investment opportunities will be allocated fairly, considering applicable investment objectives, restrictions, liquidity, and other relevant circumstances.
Compliance Oversight
The CCO will periodically review trading activity involving the ETF and individual client accounts to determine whether either group is systematically advantaged or disadvantaged.
The review will consider available trade submission and execution information, including information obtained from the ETF's investment adviser or designated trading personnel, as appropriate.
Material concerns, exceptions, and corrective actions will be documented.
PERSONAL TRADING AND ETF REBALANCE BLACKOUTS
The Firm prohibits Access Persons from using confidential information concerning ETF portfolio transactions, rebalancing activities, or pending investment recommendations for personal benefit.
Access Persons are prohibited from trading securities held or proposed for purchase or sale by an ETF for which the Firm serves as sub-adviser during designated ETF rebalancing blackout periods.
The CCO will establish and communicate applicable blackout periods based on the ETF's anticipated rebalancing activities and the Firm's access to confidential trading information. The CCO may impose additional restrictions when necessary to address potential conflicts of interest.
Any exception to a trading restriction requires prior written approval from the CCO and must be documented. Exceptions will not be permitted when the transaction could disadvantage the ETF or other advisory clients.
These restrictions supplement the Firm's Code of Ethics, personal securities reporting, preapproval, and other applicable trading procedures.
TRADE ERRORS
The Firm promptly investigates and corrects trade errors arising from its activities, including an incorrect security, amount, account, allocation, or transaction inconsistent with a client restriction. The responsible personnel notify the CCO and coordinate with the broker or custodian. The Firm documents the error, cause, correction, financial effect, and party responsible. Clients are made whole for losses attributable to the Firm as appropriate; gains and corrections are handled in accordance with applicable law, custodian procedures, and the Firm's error policy. ETF-related errors are promptly reported to the ETF's designated investment adviser and resolved under the ETF's applicable error procedures and contractual allocation of responsibility.
MUTUAL FUND SHARE CLASSES
For individual advisory accounts that invest in mutual funds, the Firm evaluates reasonably available share classes based on overall client costs, transaction charges, ongoing expenses, minimum investments, holding period, and account circumstances. A higher-cost share class is used only when supported by a documented, client-focused rationale. Errors are reviewed and remediated as appropriate. This procedure does not imply that the ETF itself purchases mutual fund shares.
RECORDKEEPING, REVIEW, AND RESPONSIBILITIES
•Portfolio management personnel maintain records of individual-account recommendations, orders, restrictions, allocations, and trade errors, and of ETF recommendations and related communications within the Firm's responsibility.
•The CCO periodically reviews best execution, account restrictions, allocations and overlapping ETF/account activity, personal trading restrictions, trade errors, and relevant conflicts, using records reasonably available to the Firm and information provided by the ETF's designated investment adviser as appropriate.
•The CCO documents material exceptions, follow-up, and any needed policy changes, and reviews the program at least annually as part of the Firm's Annual Compliance Review.
•The Firm retains records for the periods applicable under Rule 204-2 and other relevant requirements, generally at least five years, with the first two in an appropriate office. Fund-level records remain subject to the applicable ETF and investment adviser arrangements.
•The Firm's Form ADV Part 2A and, as appropriate, ETF-related disclosures will be reviewed for consistency with brokerage, trading, allocation, and conflict procedures.